Exhibit 99.p.15

WHITEBOX ADVISORS, LLC

CODE OF ETHICS, INCLUDING PERSONAL INVESTMENT AND TRADING

POLICY, AND STATEMENT ON INSIDER TRADING

Dated as of December 2012

CHIEF COMPLIANCE OFFICER: ELISSA WEDDLE

I.                                        CODE OF ETHICS

This Code of Ethics (the “Code”), including the Personal Investment and Trading Policy and the Statement on Insider Trading, is adopted Pursuant to Rules 204A-1 and 204-2 under the Investment Advisers Act of 1940 (the “Advisers Act”). It relates to the operations of Whitebox Advisors, LLC (“WBA”) as a registered investment adviser and is an adjunct to, and must be read in conjunction with, WBA’s Investment Adviser Compliance and Procedures Manual (the “Manual”). Certain defined terms are used throughout this Code. In each instance, the first time those terms are defined, they are set forth in quotation marks and bold-face type, and the definition of the term appears in the text of this Code immediately preceding or following the term or in the text of a footnote associated with the term. The Code has five basic parts, which are set forth in the remainder of this Section I.

A.                            Standard of Business Conduct

WBA seeks to foster and maintain a reputation for honesty, integrity and professionalism. WBA’s reputation is a vital business asset. The confidence and trust placed in WBA are highly valued and must be protected. As a result, WBA and its “Supervised Persons”(1) must not act or behave in any manner or engage in any activity that (1) creates even the suspicion or appearance of the misuse of material, nonpublic information by WBA or any Supervised Person or (2) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any “Client”(2) or “Investor.”(3) In addition, WBA and its Supervised Persons should be mindful of activity that creates any actual or potential conflict of interest, or even the appearance of a conflict of interest, between any Client or Investor, on the one hand, and WBA or any Supervised Person, on the other hand. All Supervised Persons should be familiar with and abide by the disclosure regarding conflicts of interest included in the offering materials for WBA’s funds and in WBA’s Form ADV Part II. In furtherance of this part of the Code, WBA has adopted a Personal Investment and Trading Policy that is found at Section II of this Code and a Statement on Insider Trading that is found at Section IV of this Code. All Sections of this Code must be complied with.

(1) The term “Supervised Person” means (1) any partner, officer, director of WBA, or other person occupying a similar status or performing similar function; (2) employees of WBA; and (3) any other persons who provide advice on behalf of WBA and are subject to WBA’s supervision and control.

(2) The term “Client” means any investment entity, including any pooled investment vehicle, or account advised or managed or subadvised by WBA.

(3) The term “Investor” means any investor in an investment entity that is a Client.

B.                                    Duty to Comply with Applicable Laws and this Code

All Supervised Persons are required to comply with this Code and the “Federal Securities Laws,”(4) and in particular to carry out the fiduciary duty owed by WBA to its Clients, which requires that WBA always act in the best interest of its Clients and place their interests before WBA’s interests.

C.                                    Reporting and Review of Securities Transactions of Access Persons

“Access Persons”(5) must report, and WBA will review and maintain a record of, every transaction in any “Security”(6) (with certain exceptions, as described below) in which any Access Person acquires or disposes of “Beneficial Ownership”(7) of such Security and such Security is or was held in an

(4) The term “Federal Securities Laws” means the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(5) The term “Access Person” means (1) any Supervised Person who (a) has access to nonpublic information regarding a Client’s purchase or sale of securities; (b) has access to nonpublic information regarding the portfolio holdings of any Reportable Fund; (c) is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic and (2) all of the directors and officers WBA. By way of example, Access Persons include portfolio management personnel and service representatives who communicate investment advice to Clients. Administrative, technical, and clerical personnel may also be Access Persons if their functions or duties provide them with access to nonpublic information.

(6) The term “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Please note that under this definition, “Security” includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

The following are not Securities: commodities, commodity futures and options thereon, and commodity options traded on a commodities exchange, including currency futures. Although futures on a single security and on a “narrow-based security index” as defined in Exchange Act Section 3(a)(55)(B) are securities, futures on a broad-based security index are not.

(7) You will be considered to have “Beneficial Ownership” in a Security if: (1) you have a “Pecuniary Interest” (as defined in the next paragraph) in such Security; (2) you have voting power with respect to the Security, meaning the power to vote or direct the voting of such Security; or (3) you have the power to dispose, or direct the disposition of, such Security. If you have any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, you should contact the Chief Compliance Officer.

You will be considered to have a “Pecuniary Interest” in a Security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. The term Pecuniary Interest is construed very broadly. The following examples illustrate this principle: (a) ordinarily, you will be deemed to have a Pecuniary account over which the Access Person has direct or indirect influence or control. Additionally, certain transactions in Securities must be pre-approved by WBA. These reporting requirements and the review, approval, and recordkeeping procedures are set forth in more detail in Section II of this Code.

D.                                    Duty to Report Violations

Each Supervised Person is required to promptly notify the Chief Compliance Officer in the event such Supervised Person knows or has reason to believe that such Supervised Person or any other Supervised Person has violated any provision of this Code. If a Supervised Person knows or has reason to believe that the Chief Compliance Officer has violated any provision of this Code, such Supervised Person must promptly notify Mark Strefling, the General Counsel of WBA, and is not required to so notify the Chief Compliance Officer.

WBA is committed to fostering a culture of compliance. WBA therefore urges you to contact the Chief Compliance Officer or the General Counsel if you believe you have any reason to do so. You will not be penalized and your status at WBA will not be jeopardized by communicating with the Chief Compliance Officer or the General Counsel. Reports of violations or suspected violations also may be submitted anonymously to the Chief Compliance Officer or the General Counsel. Any retaliatory action taken against any person who in good faith reports a violation or a suspected violation of this Code is itself a violation of this Code and cause for appropriate corrective action, including dismissal.

E.                                     Duty to Provide Copy of the Code and Related Certification

WBA will provide all Supervised Persons with a copy of this Code and all subsequent amendments hereto. By law, all Supervised Persons must, in turn, provide written acknowledgement to the Chief Compliance Officer of (i) their initial receipt and review of this Code, (ii) their annual review of this Code and (iii) their receipt and review of any subsequent amendments to this Code.

Interest in all Securities owned by members of your “Immediate Family” (as defined in the next paragraph) sharing the same household with you; (b) if you are a general partner of a general or limited partnership, you will be deemed to have a Pecuniary Interest in all Securities held by such partnership; (c) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a Pecuniary Interest in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (d) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary Interest in such Securities, whether or not your right is presently exercisable; (e) if you are a member-manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the Securities held by the limited liability company; and (f) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all Securities held by that trust. If you have any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, you should contact the Chief Compliance Officer.

For purposes of this Policy, Statement and Code, the term “Immediate Family” includes a Supervised Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

II.                                   PERSONAL INVESTMENT AND TRADING POLICY — APPLICABLE ONLY TO ACCESS PERSONS

A.                                    General Prohibition on Certain Securities Transactions

No Access Person may engage in a personal transaction in a Security that is also the subject of a transaction by a Client (a “Client Transaction”) if such Access Person’s transaction would disadvantage or appear to disadvantage the Client or if such Access Person would profit from or appear to profit from such transaction at the expense of the Client. The following specific restrictions apply to all trading activity by Access Persons:

1.                                      Any transaction in a Security in anticipation of an order from or on behalf of a Client (“front running”) is prohibited.

2.                                      Any transaction of a Security included on the list of issuers maintained by WBA that includes the name of any company (whether or not a Client) as to which one or more individuals at WBA may have material information which has not been publicly disclosed (the “Restricted List”) is prohibited. The Chief Compliance Officer is responsible for maintaining the Restricted List and making a diligent effort to ensure that the Restricted List is regularly updated and accurate. Please contact the Chief Compliance Officer for additional information regarding the Restricted List.

3.                                      Any transaction in a Security or Related Security(8) owned by a Client Account (a “Client Security”).

4.                                      Any transaction in any Security that exceeds $100,000.00 per security per day.

5.                                      Where an Access Person holds a position in a Client Security in their personal account any transactions in that Security must be approved in writing by the Chief Compliance Officer and will only be approved where such transaction is effecting a sale of a long position or a purchase to close a short position or other similar transaction that has the effect of reducing the Access Person’s holdings in a Client Security.

6.                                      A transaction in any publically traded equity or Related Security where the issuer is not included in the S&P is prohibited.

7.                                      Any transaction in a Security which the Access Person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale,(9) by or on behalf of a Client is prohibited until the relevant Client Transaction has been completed or consideration of such transaction is abandoned.

8.                                      Any transaction in a Security on the same day on which any Client Transaction in the same Security is pending or has been completed is prohibited.

(8) The term “Related Security” includes all securities that are issued by the same issuer or any options or other derivative securities that derive their value from a security issued by the same issuer.

(9) A Security is “being considered for purchase or sale” the earlier of when a recommendation to purchase or sell has been made and communicated or the Security is placed on WBA’s research project lists and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

9.                                      Any short selling or option trading that is economically opposite any pending Client Transaction is prohibited.

10.                               Any transaction that would result in “short swing” profits under Section 16 of the Exchange Act is prohibited. This provision is not normally expected to be relevant to WBA’s Access Persons.

11.                               Personal account trading must be done on the Access Person’s own time without placing undue burden on WBA’s time. Executing more than fifteen personal trades in a month may trigger a more rigorous review of your personal trading activity.

12.                               No trades should be undertaken which are beyond the financial resources of the Access Person.

13.                               Blackout Periods — A blackout period refers to a period of time during which buying or selling a Security is prohibited because of a potential conflict of interest. Regardless of actual knowledge of a WBA Client Transaction, Access Persons are restricted from purchasing or selling any Security on the same day WBA is purchasing or selling the same Security for clients. Regardless of actual knowledge of a WBA Client Transaction, Restricted Access Persons are restricted from purchasing or selling any Security for five business days before and five business days after WBA is purchasing or selling the same Security for clients. The following list of securities requires preclearance, but normally will be approved, even in blackout periods, absent a special circumstance: Securities whose performance is directly tied to a broad-based publicly traded market basket or index of stocks, i.e. SPDRS, QQQs or Diamonds; and orders of less than $100,000.00 per day in a single Security of issuers included in the S&P 500. Failure to obtain preclearance for these or any other transactions under the Code will be treated as a violation. NOTE: While you may trade in these securities during the “blackout” period, the prohibition on the 30-day short-term profit taking still applies to these securities.

B.                                    Transactions Not Generally Prohibited But That Require Pre-Clearance by the Chief Compliance Officer

Access Persons must preclear transactions in Securities (excluding “Exempt Securities”(10)) before executing the transaction. In addition, Access Person transactions that would result in an Access Person’s acquisition of a direct or indirect Beneficial Ownership of any Securities in an “Initial Public Offering”(11) or a “Limited Offering”(12) must first be cleared in writing by the Chief Compliance Officer.

(10) The term “Exempt Securities” means direct obligations of the government of the United States; bankers’ acceptance, bank certificates of deposit, commercial paper; high-quality short-term debt instruments, including repurchase agreements; and shares of open-end mutual funds, including money market funds. Transactions in Exempt Securities do not require preclearance nor are they required to be reported.

(11) The term “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(12) The term “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

Preclearance Procedures for Transactions in Equity Securities

•                  Access Persons must obtain approval to transact non-exempt equity Securities using the Compliance11 (“Compliance11”) system. If such a transaction is approved, it must be executed by the close of the NYSE the same day that approval is given. If a transaction is not executed that day, a new approval must be obtained using Compliance11.

•                  Access Persons may enter a limit order on the date the transaction is precleared, but this preclearance will only be good for that day. If the trade is not executed, the Access Person must obtain another preclearance from Compliance11 prior to reentering the limit order.

•                  Good till cancelled (“GTC”), stop loss, and similar execution instructions are not permitted.

Preclearance Procedures for Transactions in Debt Securities, Initial Public Offerings, and Limited Offerings

•                  If an Access Person wishes to engage in a transaction involving a debt Security, an Initial Public Offering or a Limited Offering, he or she must first submit an Access Person Trade Pre-clearance Form (a copy of which is attached as Exhibit V hereto) to the Chief Compliance Officer. The Chief Compliance Officer will notify such Access Person within five business days of any conflict and will advise whether the Access Person’s transaction has been cleared. A transaction for an Access Person account may be disapproved if it is determined by the Chief Compliance Officer that the Access Person is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any Client Transaction, any of the above-described trading restrictions, or this Code.

The determination that an Access Person may unfairly benefit from, or that an Access Person transaction may conflict with or appears to be in conflict with, a Client Transaction will be subjective and individualized and may include questions about the timely and adequate dissemination of information, availability of bids and offers, and other factors deemed pertinent for that transaction or series of transactions. Any disapproval of an Access Person transaction shall be in writing. An Access Person may appeal any such disapproval by written notice to the Chief Compliance Officer within two business days after receipt of notice of disapproval. Such appeal shall be resolved promptly by WBA’s outside counsel. It is possible that a disapproval of an Access Person transaction could be costly to an Access Person or members of an Access Person’s family; therefore, each Access Person should take great care to adhere to WBA’s trading restrictions and avoid conflicts of interest or the appearance of conflicts of interest.

If you are a “Restricted Access Person,”(13) in addition to the procedures described above, you are subject to the following additional prohibitions:

(13) The term “Restricted Access Person” means research analysts, traders, portfolio/fund managers, executive management, members of the Compliance Department, and their departmental assistants. In addition to the specific responsibilities and procedures applicable to Restricted Access Persons, Restricted Access Persons must abide by the procedures described for Access Persons.

•                  Restricted Access Persons are prohibited from personal trading in Initial Public Offerings that are being purchased for client/investor accounts.

•                  Restricted Access Persons are prohibited from personal trading in Limited Offerings that are being purchased for client/investor accounts.

If the Initial Public Offering or Limited Offering is not being purchased for client/investor accounts:

•                  Restricted Access Persons may submit a written request to the Chief Compliance Officer to purchase the Initial Public Offering or Limited Offering describing the reasons for making the purchase in a personal account, and why the investment is not being considered for client/investors.

•                  If a Restricted Access Person is granted approval to purchase the Initial Public Offering or Limited Offering in a personal account, the Restricted Access Person may not execute any further transactions (purchase or sale) in the Security without the approval of the Chief Compliance Officer.

If the Initial Public Offering or Limited Offering is subsequently purchased for client/investor accounts, Restricted Access Persons will be prohibited from any personal transaction in that Security until all interests in client/investor accounts have been sold.

•                  Restricted Access Persons are prohibited from profiting from a purchase and sale, or sale and purchase of the same Security (other than exempt securities and derivative securities linked to physical commodities) within 30 calendar days, calculated as “LIFO” (Last in, first out). This prohibition may be waived by the Chief Compliance Compliance in special circumstances, provided the transaction would not be inconsistent with the expressed purposes of this Code and any Client Transaction.

Hardship Clause: In special situations, Restricted Access Persons may obtain an exception to the restrictions identified in this Code as a result of divorce, disability, or special circumstances (i.e. personal hardship). To obtain an exemption you must submit a written request to the Compliance Department, for review and final ruling by the Internal Compliance Control Committee (“ICCC”). Note that the Hardship Clause should only be considered for special situations.

III.                              SECURITIES HOLDINGS AND TRANSACTION REPORTING — APPLICABLE ONLY TO ACCESS PERSONS

Access Persons must submit to the Chief Compliance Officer periodic written reports about their Securities holdings, transactions, and accounts (and the Securities holdings, transactions, and accounts of other persons if the Access Person has Beneficial Ownership of such Securities or direct or indirect influence or control over such accounts). The obligation to submit these reports and the content of these reports are governed by Rule 204A-1 of the Advisers Act. The reports are intended to identify conflicts of interest that could arise with respect to an Access Person’s Security investments or accounts, and to promote compliance with this Code. WBA is sensitive to privacy concerns, and will take commercially reasonable efforts not to disclose your reports to anyone unnecessarily. Report forms are attached at Exhibits II and III hereto.

Failure to file a timely, accurate, and complete report is a serious breach of Rule 204A-1 and this Code. If an Access Person is late in filing a report, or files a report that is misleading or incomplete, such Access Person may face sanctions including, but not necessarily limited to: (a) a warning; (b) demotion (which may be substantial); (c) withholding of salary and/or bonus; (d) suspension of employment (with or without pay); (e) termination of employment; or (f) referral to civil or governmental authorities for possible civil or criminal prosecution. If you are normally eligible for a discretionary bonus, any such violation may also reduce or eliminate the discretionary portion of your bonus. The various holding reports that an Access Person must file are discussed below.

A.                            Initial and Annual Holdings Reports

Within ten days after you become an Access Person, and no later than February 14 of each year thereafter, you must submit to the Chief Compliance Officer a holdings report (a form of which is attached as Exhibit II hereto) based on information that is current for initial reports as of a date not more than 45 days prior to the date you become an Access Person (the “Initial Report Date”), and for annual reports as of a date no earlier than December 31 of the preceding calendar year (the “Annual Report Date”), and that contains the following information:

1.                                      The name/title and type of “Reportable Security,”(14) and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which you had direct or indirect Beneficial Ownership on the Initial Report Date or the Annual Report Date, as relevant. You may provide this information by referring to copies of broker transaction confirmations or account statements that contain the information and that are attached to the holdings report you submit.

2.                                      The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a company) (each, a “Broker”) that maintained any account holding any Securities (note that these reports are not limited to Reportable Securities) for which you have direct or indirect Beneficial Ownership on the Initial Report Date or the Annual Report Date, as relevant, and the account numbers and names. You may provide this information by referring to copies of broker transaction confirmations or account statements that contain the information and that are attached to the holdings report you submit.

3.                                      An executed copy of the letter attached to this Code as Exhibit IV pursuant to which you have instructed each Broker that maintained any account holding any Securities (note that these reports are not limited to Reportable Securities) for which you have direct or indirect Beneficial

(14) The term “Reportable Security” includes all Securities other than: (1) direct obligations of the U.S. Government; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds registered under the Investment Company Act, other than (a) an exchange-traded fund, (b) any fund for which WBA serves as investment adviser; or (c) any fund the investment adviser or principal underwriter for which controls WBA, is controlled by WBA, or is under common control with WBA ((b) and (c) are collectively, “Reportable Funds” — WBA currently does not sponsor or advise any Reportable Funds because it does not sponsor or advise registered investment companies); and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds or exchange-traded funds ((1)-(5) are collectively referred to in this Code as “Non-Reportable Securities”).

Ownership on the Initial Report Date (subsequent letters will be provided with the quarterly transaction reports required below, and, therefore, need not be included with annual reports) to provide duplicate account statements and confirmations of all Securities transactions to WBA, unless the Chief Compliance Officer indicates that the information is otherwise available to WBA.

4.                                      The date you submitted the holdings report.

You are not required to include on your holdings reports information on accounts over which you had no direct or indirect influence or control during the applicable period. If you have no holdings to report, you must still submit a report, but can indicate that you have no accounts with a Broker at which Securities are held, and no Securities held other than with a Broker, by writing “none” in response to Items (4) and (5) of the holdings report.

B.                            Quarterly Transaction Reports

1.                                      Unless, as noted below, the Chief Compliance Officer already receives trade confirmations or account statements for all of your transactions in reportable securities, within 30 days after the end of each calendar quarter, you must submit to the Chief Compliance Officer a transaction report (a form of which is attached as Exhibit III hereto) that contains, with respect to any transaction during the quarter in any Reportable Security in which you had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership, the following information:

(a)                                 The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of (or the principal amount of debt represented by) and principal amount of each Reportable Security involved;

(b)                                 The nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);

(c)                                  The price of the Reportable Security at which the transaction was effected;

(d)                                 The name of the Broker with or through which the transaction was effected;

(e)                                  The name and address of any Broker that maintained during the quarter any account holding any Reportable Securities in which you had a direct or indirect Beneficial Ownership, the account numbers and names, and the date when the account was established. You may provide this information by referring to copies of broker transaction confirmations or account statements that contain the information and that are attached to the transaction report you submit.

(f)                                   An executed copy of the letter attached to this Code as Exhibit IV pursuant to which you have instructed each Broker that has established during the quarter a new account over which you have direct or indirect influence or control to provide duplicate account statements and confirmations of all Securities transactions to WBA, unless the Chief Compliance Officer indicates that the information is otherwise available to WBA.

(g)                                  The date that you submitted the transaction report.

2.                                      Exceptions. You are not required to submit a quarterly transaction report (a) with respect to any account over which you had no direct or indirect influence or control; and (b) with respect to transactions effected pursuant to an “Automatic Investment Plan,”(15) unless otherwise requested by the Chief Compliance Officer, except transactions that override pre-set schedules or allocations of an Automatic Investment Plan must be included in a quarterly transaction report. In addition, if a quarterly transaction report would duplicate information contained in trade confirmations or account statements already received by the Chief Compliance Officer, and you have not opened or closed any accounts with a broker since the date you submitted the previous quarterly transaction report, you can simply indicate that you have no accounts to report and that no transactions were executed other than through a broker, provided that those trade confirmations or statements are received not later than 30 days after the close of the calendar quarter in which the transaction takes place.

C.                            Use of Brokers and Brokerage Accounts

(1)                                 You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly traded Reportable Securities of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer or registered investment advisor.

(2)                                 You must provide written notice to the Chief Compliance Officer of your opening of an account with a bank, advisor or broker through which you have the ability to purchase or sell Securities promptly after opening the account, and in any event before the first order for the purchase or sale of a Security is placed in the account. The Chief Compliance Officer will then ask you to complete and sign a written notice to the broker or bank, (the forms of which are attached as Exhibit IV hereto) which discloses your affiliation with WBA and request that copies of trade confirmations and statements be sent to the Chief Compliance Officer. The Chief Compliance Officer will execute this notice on behalf of WBA and transmit it to the broker.

D.                            Review of Reports and Other Documents

The Chief Compliance Officer or her designee will promptly review each report submitted by each Access Person, and each account statement or trade confirmation from the Broker(s) that maintains such Access Person’s account(s). To ensure adequate scrutiny, documents concerning the Chief Compliance Officer will be reviewed by a different Access Person.

Review of submitted holding and transaction reports will include not only an assessment of whether the Access Person followed all required procedures of this Code, such as preclearance for Initial Public Offerings and Limited Offerings, but may also compare the personal trading to any Restricted Lists; assess whether the Access Person is trading for his or her own account in the same Securities he or she is trading for Clients and, if so, whether the Clients are receiving terms as favorable as those received by Access Person; periodically analyze the Access Person’s trading for patterns that may indicate abuse, including market timing; investigate any substantial disparities between the quality of performance the Access Person achieves for his or her own account and that he or she achieves for Clients; and investigate any substantial disparities between the percentage of trades that are profitable

(15) An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

when the Access Person trades for his or her own account and the percentage that are profitable when he or she places trades for Clients.

IV.                               STATEMENT ON INSIDER TRADING — APPLICABLE TO ALL SUPERVISED PERSONS

A.                            Background

Insider trading — trading Securities while in possession of material, nonpublic information or improperly communicating such information to others — may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years’ imprisonment. The SEC may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person engaging in insider trading from the securities industry. In addition, investors may sue seeking to recover damages for insider trading violations.

These Insider Trading Policies and Procedures are drafted broadly and will be applied and interpreted in a similar manner. Regardless of whether an inquiry by a regulatory body occurs, WBA views seriously any violation of this Statement on Insider Trading (the “Statement”). Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Supervised Person legitimately may be uncertain about the application of the Statement in a particular circumstance. A question could prevent disciplinary action or complex legal problems. Supervised Persons should direct all questions relating to the Statement to the Chief Compliance Officer. A Supervised Person must also notify the Chief Compliance Officer immediately if he or she knows or has reason to believe that a violation of the Statement has occurred or is about to occur.

B.                            Statement of Firm Policy

1.                                      Buying or selling Securities on the basis of material nonpublic information is prohibited. This includes purchasing or selling (a) for a Supervised Person’s own account or one in which the Supervised Person has direct or indirect influence or control, (b) for a Client’s account, or (c) for WBA’s account. If any Supervised Person is uncertain as to whether information is “material” or “nonpublic,” he or she should consult the Chief Compliance Officer.

2.                                      Disclosing material, nonpublic information to inappropriate personnel, whether or not for consideration (i.e., tipping), is prohibited. Material, nonpublic information must be disseminated on a “need to know basis” only to appropriate personnel. This includes any confidential discussions between the issuer and personnel of WBA. The Chief Compliance Officer should be consulted should a question arise as to who is privy to material, nonpublic information.

3.                                      Assisting anyone transacting business on the basis of material, nonpublic information through a third party is prohibited.

4.                                      In view of the Gabelli & Co./GAMCO Investments, Inc. SEC proceeding, it is clear that when a portfolio manager is in a position, due to his official duties at an issuer, to have access to inside information on a relatively continuous basis, self-reporting procedures are not adequate to detect and prevent insider trading. Accordingly, neither WBA nor a WBA employee may trade in any securities issued by any company of which any WBA employee is an employee or insider. All Supervised Persons must report to the Chief Compliance Officer any affiliation or business relationship they may have with any issuer (a form of which is attached as Exhibit VII).

5.                                      Supervised Persons should understand that if WBA becomes aware of material, nonpublic information about the issuer of the underlying securities, even if the particular Supervised Person in question does not himself or herself have such knowledge, or enters into certain transactions for clients, WBA will not bear any losses resulting in personal accounts through the implementation of these Insider Trading Policies and Procedures.

6.                                      The following is a review of principles important to this Statement:

(a)                                 What is “Material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of an issuer’s Securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries. However, if the information you have received is or could be a factor in your trading decision you must assume that the information is material. Supervised Persons should direct any questions regarding the materiality of information to the Chief Compliance Officer.

Material information often relates to an issuer’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a Security. Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material. Similarly, prepublication information regarding reports in the financial press may also be deemed material.

(b)                                 What is “Nonpublic” Information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed such that the information has been disseminated widely. If you believe that you have information concerning an issuer which gives you an advantage over other issuers, the information is, in all likelihood, non-public.

7.                                      Identifying Insider Information

Before executing any trade for oneself or others, including Clients, a Supervised Person must determine whether he or she has access to material, nonpublic information. If a Supervised Person believes he or she might have access to material, nonpublic information, he or she should take the following steps:

(a)                                 Immediately alert the Chief Compliance Officer, so that the applicable Security is placed on the Restricted List.

(b)                                 Do not purchase or sell the Securities on his or her behalf or for others, including Clients.

(c)                                  Do not communicate the information inside or outside of WBA, other than to the Chief Compliance Officer.

The Chief Compliance Officer will review the issue and determine whether the information is material and nonpublic and, if so, determine what action WBA should take.

8.                                      Contacts With Public Companies; Tender Offers

Contacts with public companies may represent part of WBA’s research efforts and WBA may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Supervised Person, in the course of these contacts, becomes aware of material, nonpublic information. For example, a company’s Chief Financial Officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors. In such situations, WBA must make a judgment about its further conduct. To protect oneself, Clients, and WBA itself, a Supervised Person should immediately contact the Chief Compliance Officer if he or she believes he or she may have received material, nonpublic information.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the target company’s Securities. Trading during this time is more likely to attract regulatory attention, and produces a disproportionate percentage of insider trading cases. Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either. Supervised Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

C.                            Procedures To Implement Statement

1.                                      Responsibilities of Supervised Persons

(a)                                 All Supervised Persons must make a diligent effort to ensure that a violation of the Statement does not either intentionally or inadvertently occur. In this regard, all Supervised Persons are responsible for:

(i)                                     Reading, understanding and consenting to comply with the insider trading policies contained in this Statement. (Supervised Persons will be required to sign an acknowledgment that they have read and understood their responsibilities under the Code);

(ii)                                  Ensuring that no trading occurs for their account or for any account over which they have direct or indirect influence or control (including for any Client’s account) in Securities for which they have material, nonpublic information;

(iii)                               Not disclosing insider information obtained from any source whatsoever to inappropriate persons, including WBA personnel. Disclosure to family, friends or acquaintances is inappropriate and will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution;

(iv)                              Consulting the Chief Compliance Officer when questions arise regarding insider trading or when potential violations of the Statement are suspected;

(v)                                 Ensuring that WBA receives copies of confirmations and statements from Brokers for accounts of Supervised Persons and members of the Immediate Family of such Supervised Persons; and

(vi)                              Advising the Chief Compliance Officer of all outside activities, directorships, or major ownership (over 5%) in a public company. No Supervised Person may engage in any outside activities as employee, proprietor, partner, consultant, trustee officer or director without prior written consent of the Chief Compliance Officer, a form of which is attached as Exhibit VII.

2.                                      Security Guidelines

In order to prevent accidental dissemination of material nonpublic information, personnel must adhere to the following guidelines.

(a)                                 Inform management when unauthorized personnel enter the premises.

(b)                                 Lock doors and/or file cabinets at all times in areas that have confidential and secure files.

(c)                                  Refrain from discussing sensitive information in public areas.

(d)                                 Refrain from leaving confidential information on message devices.

(e)                                  Maintain control of sensitive documents including handouts and copies intended for internal dissemination only.

(f)                                   Ensure that faxes and e-mail messages containing sensitive information are properly sent, and confirm that the recipient has received the intended message.

(g)                                  Do not allow passwords to be given to unauthorized personnel.

V.                                    OTHER CONFLICTS OR PROHIBITED ACTIVITIES

A.                            Policy on Gifts — Applicable to all Supervised Persons.

Receiving or providing excessive gifts or entertainment to others who may represent potential business is prohibited. Supervised Persons may accept only business-related meals, entertainment, gifts, or favors when the value involved is not significant and clearly will not create any appearance of a conflict of interest or an obligation to the donor. The value of a gift or favor should generally be less than $100 and may not be part of a recurrent pattern of giving. Each Supervised Person may accept gifts from a single giver (any firm or natural person associated with such firm) in amounts not exceeding $100 in any year. Such prohibition does not limit ordinary and usual business entertainment provided by a firm or its associated persons to Supervised Persons. Thus, when a firm or its associated persons are hosting Supervised Persons at an occasional meal, sporting event, theater production or comparable entertainment event, such events would not be subject to the $100 gift restriction so long as it is neither so frequent nor so extensive as to raise any question of propriety.

Before accepting anything with an assumed individual or aggregate value (except for those items noted directly above) from any outside business person in excess of $100 during any year — Supervised Persons must obtain the approval of the Chief Compliance Officer. Supervised Persons should note that NASD Rule 3060 prohibits the broker from giving gifts in excess of $100.

The Chief Compliance Officer may periodically circulate a gift log to each Supervised Person of WBA in which each such person shall disclose the type and dollar amount of any business-related gifts.

Under no circumstances may a Supervised Person initiate or encourage the provision of a gift from any other person or organization.

B.                                    PAY-TO-PLAY POLICY Effective as of July 1, 2011 — Applicable to all Supervised Persons

STATEMENT OF POLICY

This Pay-to-Play Policy has been adopted by Whitebox Advisors, LLC (the “Adviser”) to comply with (i) Rule 206(4)-5 promulgated under the Investment Advisers Act of 1940, as amended; and (ii) various pay-to-play laws and regulations that have been enacted by state and local governments in the United States (collectively, the “Pay-to-Play Laws”). This policy applies to the Adviser and all of its employees.

Employees are urged to err on the side of caution when faced with issues arising under the Pay-to-Play Laws. Any questions regarding this policy, political contributions or political fundraising activities should be directed to Adviser’s Chief Compliance Officer (“CCO”) before making the contribution or engaging in the activity.

OVERVIEW

According to the SEC:

Elected officials who allow political contributions to play a role in the management of [public retirement plans and other assets] and who use these assets to reward contributors violate the public trust. Moreover, they undermine the fairness of the process by which public contracts are awarded. Similarly, investment advisers that seek to influence government officials’ awards of advisory contracts by making or soliciting political contributions to those officials compromise their fiduciary duties to the pension plans they advise and defraud prospective clients. These practices, known as “pay to play,” distort the process by which advisers are selected. They can harm pension plans that may subsequently receive inferior advisory services and pay higher fees. Ultimately, these violations of trust can harm the millions of retirees that rely on the plan or the taxpayers of the state and municipal governments that must honor those obligations.(16)

(16) SEC Release No IA-3043, Political Contributions by Certain Investment Advisers at p. 6 (July 1, 2010)

As a result of these concerns, the SEC and many states and localities have adopted Pay-to-Play Laws that generally seek to limit or prohibit certain types of political contributions and activities intended to benefit state and local officials or candidates who are in a position of selecting advisers to government plans and/or the officials who appoint them.

Violations of the Pay-to-Play Laws can have significant financial and other consequences for the Adviser. For example, under the applicable SEC rule, a violation can result in the Adviser being prohibited from accepting management fees from an affected public plan client for two years from the date of the violation. State and local Pay-to-Play Laws can provide for a complete prohibition on Adviser accepting the applicable governmental plan as a client. Therefore, political contributions and activities in the United States by Adviser and its employees must be approved in advance by the CCO in accordance with this policy.

ADVISER POLICY & PROCEDURE

In order for the Adviser to comply with the Pay-to-Play Laws, it has adopted the following policies and procedures:

1.              General Statements

•                  It is Adviser’s policy not to influence its employees, directly or indirectly, to make any political contribution or to engage in political activities. Subject to the restrictions and requirements of this policy, you may make personal political contributions and engage in personal political activities as you choose. Time spent on personal political activities must be outside of work hours, and the Adviser’s name, resources (such as office space and telephones) and funds may not be used in connection with personal political activities.

2.              Political Contributions by Adviser

•                  As a general matter, the Adviser does not make political contributions. If this changes in the future, the CCO must be given prior notice of any intended political contribution on behalf of the Adviser to ensure compliance with all applicable Pay-to-Play Laws.

3.              Policy Applies to Covered Associates

•                  All employees are deemed “Covered Associates” and are subject to this policy.

•                  Any political action committee controlled by the Adviser or any employee is deemed a Covered Associate and is subject to this policy.

4.              Political Contributions by Covered Associates

•                  Contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

•                  the purpose of influencing any election for federal, state or local office;

•                  payment of debt incurred in connection with any such election; or

•                  transition or inaugural expenses of the successful candidate for State or local office

•                  Official means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office:

•                  is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or

•                  has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

•                  Permitted Political Contributions:

•                  $350 per election for those Officials in elections where the Covered Associate is entitled to vote

•                  $150 per election for those Officials in elections where the Covered Associate is not entitled to vote but wants to contribute anyway

•                  Contributions to candidates for U.S. federal office in amounts consistent with any federal election laws (provided that the candidate does not hold a state or local office while running for federal office in which case the above limits apply)

•                  Contributions to national political parties or their committees

•                  Prohibited Political Contributions

•                  Set forth on Exhibit A is a list of current advisory clients or private fund investors that are subject to our Pay to Play Policy. All Contributions to Officials of these entities are prohibited. All Contributions to state or local political parties and PACs that are known to be a conduit to these Officials or are otherwise earmarked to these Officials are also prohibited.

•                  All other desired Contributions must be pre-cleared by the Adviser’s CCO. Requests for pre- clearance shall use the form attached as Exhibit B.

•                  Requests will be reviewed on a case by case basis and may involve the following considerations

•                  Whether the request is for an Official of a potential future client or investor

•                  Whether the request implicates additional state or local restrictions

•                  Whether the request violates the policy of prohibiting indirect violations (see Section 7 below).

•                  This includes direct contributions to PACs and state and local political parties

•                  Such contribution requests will be reviewed for potential indirect violations, i.e., is the PAC or state or local party known to be a conduit to an Official or is the contribution earmarked to an Official?

5.              Engaging in Fundraising Activities for Officials and Their Political Committees

•                  All Covered Associates are required to pre-clear any fundraising activities on behalf of any Official.

•                  “Fundraising activities” means to communicate directly or indirectly with any person or PAC, or to coordinate any activity, for the purpose of obtaining contributions from them to an

Official or to a political committee that is known to funnel contributions to the Official. This includes the practice known as “bundling” and hosting fundraisers.

•                  Exception: Covered Associates do not need to obtain approval with regard to volunteer efforts on behalf of an Official that are unrelated to fundraising activities (subject to the General Statements above).

6.              Engaging in Fundraising Activities for Political Parties and Their Political Committees

•                  Covered Associates are required to pre-clear any fundraising activities on behalf of any state or local political party or other political committee.

•                  “Fundraising activities” means to communicate directly or indirectly with any person or PAC, or to coordinate any activity, for the purpose of obtaining payments from them to a state or local political party or a political committee that is known to funnel contributions to the political party.

•                  Exception: Covered Associates do not need to obtain approval with regard to volunteer efforts on behalf of a political party that are unrelated to fundraising activities (subject to the General Statements above).

7.              Indirect Contributions and Solicitations

•                  Covered Associates are also prohibited from violating the Pay-to-Play Laws indirectly, such as by directing or funding contributions through third parties such as spouses, lawyers or companies affiliated with the Adviser, if that conduct would violate the Pay-to-Play Laws if the Covered Associate or Adviser did it directly.

8.              Hiring Third Party Solicitors/Placement Agents on behalf of Adviser

•                  The CCO must be given prior notice of any intended third-party solicitation agreements and/or placement agent agreements to ensure that the third party is eligible to provide such services under the Pay-to-Play Laws. Effective September 13, 2011, such third parties must comply with the applicable requirements set forth in Rule 206(4)-5.

9.              Hiring/Promoting/Transferring Covered Persons

•                  Prior to hiring any person who would be a Covered Associate, Adviser HR must obtain from the candidate and provide to the CCO a list of all political contributions (made either directly or via a political party or political action committee) by such candidate and any fundraising activity the candidate engaged in, both within the preceding two year periods starting March 14, 2011.

•                  In connection with any promotion or transfer of an existing Adviser employee that would result in such employee becoming a Covered Associate (if not already considered such), Adviser HR must obtain from the related employee and provide to the CCO a list of all political contributions (made either directly or via a political party or political action committee) by such employee and any fundraising activity the employee engaged in, both within the preceding two year periods starting March 14, 2011.

10.       Quarterly Reporting

•                  All Covered Associates are required to report to the CCO all political contributions and fundraising activity during the previous calendar quarter no later than 15 calendar days after the quarter-end. The reporting form is at Exhibit C.

•                   This includes all pre-cleared contributions and activities.

11.       Inadvertent Violations

•                  The Adviser will not be subject to Rule 206(4)-5’s prohibition on receiving advisory fees because of an inadvertent violation if the following requirements are met:

•                  the Adviser must have discovered the contribution which resulted in the prohibition within four months of the date of such contribution;

•                  such contribution must not have exceeded $ 350; and

•                  the Covered Associate must obtain a return of the contribution within 60 calendar days of the date of discovery of such contribution by the Adviser.

•                  As long as the Adviser has more than 50 employees as reported on its annual Form ADV Part 1 update, it may take advantage of this exception three times during any calendar year.

•                  This exception is only available with respect to a contribution by a particular Covered Associate only once for that Covered Associate regardless of time period. A second inadvertent violation by the Covered Associate will trigger Rule 206(4)-5’s prohibitions.

12.       Monitoring, Training and Maintenance of Books & Records

•                  The CCO is responsible for monitoring all political contributions made by Covered Persons against a list of any existing or potential investors in any of the of Adviser funds to ensure that Adviser will not be precluded from accepting and/or receiving compensation pursuant to the Pay-to-Play Laws.

•                  The CCO is responsible for reviewing and analyzing all pre-clearance requests to determine any applicable restrictions or prohibitions. The CCO is entitled to use such resources as necessary in making the determination and may consult with the general counsel and the partners as appropriate.

•                  The CCO is responsible for providing training to all Covered Persons and relevant personnel with respect to the Pay-to-Play Laws.

•                  The CCO is responsible for ensuring that all books and records requirements pursuant to Rule 204-2 with respect to political contributions and fundraising activities are met and maintained. Such books and records are as follows.

•                   The names, titles and business and residence addresses of all Covered Associates;

•                  All government entities to which the Adviser provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which the Adviser provides or has provided investment advisory services, as applicable, in the past five years, but not prior to September 13, 2010;

•                  All direct or indirect contributions made by the Adviser or any of its Covered Associates to an Official, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee; these records must be listed in chronological order and indicate

•                  The name and title of each contributor;

•                  The name and title (including any city/county/State or other political subdivision) of each recipient of a contribution or payment;

•                  The amount and date of each contribution or payment; and

•                  Whether any such contribution was the subject of the exception for certain returned contributions/inadvertent violations.

•                  The name and business address of each third party solicitor or placement agent to whom the Adviser provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

Exhibit A

List of Clients/Investors

Exhibit B

POLITICAL CONTRIBUTION/FUNDRAISING

PRE-CLEARANCE FORM

In accordance with Adviser’s Pay-to-Play Policy, all Covered Associates are required to obtain pre-approval from the Chief Compliance Officer for certain political contributions to, and fundraising activities on behalf of, certain elected offices and state and local political parties. As such, please provide the following information and provide to the Chief Compliance Officer prior to making the contribution or engaging in fundraising activities. Approval must be received from the Chief Compliance Officer before engaging in the requested activities.

1.              Name of official/political figure or political party/political committee:

2.              To the best of your knowledge, is the above-referenced political figure an incumbent or candidate for elective office of a state or local government entity, and the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of Adviser or has the authority to appoint any person who is directly or indirectly responsible for or can influence the outcome of the hiring of Adviser:

YES ☐	NO ☐	N/A ☐

To the best of your knowledge, is the political party or political committee a conduit to anyone mentioned in the previous paragraph?

YES ☐	NO ☐	N/A ☐

If yes to either, please provide details:

3.              If the contribution is for an individual, a state or local party or a political committee (any of which are conduits to the individual), are you entitled to vote for the incumbent or candidate in the locality in which the official seeks election:

YES ☐	NO ☐

4.              What amount would you like to contribute?

$

5.              Have you made a previous contribution to this individual (or conduit political party or committee) for the same election?

YES ☐	NO ☐

If yes, please provide the following details of the contribution:

Elective Office for which official was running:

Date of Contribution(s):

Amount of contribution(s):	$

6.              Has Adviser or any Adviser employee requested that you make any contribution to any political figure?

YES ☐	NO ☐

7.              Please describe any fundraising activities that you propose to provide on behalf of the political figure, political party or political committee

I hereby certify that the above information is true and correct to the best of my knowledge and that I have fully disclosed any additional pertinent information regarding the proposed contribution and/or fundraising activity. I further certify that I have reviewed the Adviser policy on Pay-to-Play before submitting this request

Signed:

Title:

For Compliance Use Only

Date Received:	Check One:
Date Reviewed:	Approved ☐
Denied ☐
Return for more information ☐
Signed:

The CCO shall attach and maintain any supporting documentation relating to this request and the review of this request.

EXHIBIT C

QUARTERLY PAY TO PLAY REPORT

(for the Quarter Ended                               ,            )

You must submit this report to the Chief Compliance Officer not later than 30 days after the end of each calendar quarter. Capitalized terms in this report have the same meanings as defined in the Pay to Play Policy. Please direct questions to the Chief Compliance Officer.

•                  If you had no indirect or direct Contributions or Fundraising Activities during the quarter, put an “X” in the following box ☐, and skip to the signature line.

•                  The following do not need to be reported:

•                  contributions to candidates for U.S. federal office (provided that the candidate does not hold a state or local office while running for federal office)

•                  contributions to national political parties or their committees

•                  volunteer efforts on behalf of a political party that are unrelated to fundraising activities

•                  volunteer efforts on behalf of an Official that are unrelated to fundraising activities

•                  Set forth the following information as applicable with respect to Contributions or Fundraising Activities during the quarter.

Name of Recipient	Title/Office	Name of	Amount of
		Government	Contribution/Nature	Date of
		Entity Recipient is	of Fundraising	Contribution/Fund-
		Affiliated With	Activity	raising Activity

(If you need additional space, please attach additional pages.)

The answers to the foregoing are true and correct to the best of my information and belief. I further represent and certify that I have reviewed and understand the Pay to Play Policy and have complied with it during the previous quarter.

Name of Covered Associate

Dated: ,
Signature of Covered Associate

Chief Compliance Officer Initials:	Date:

C.                            Use of Copyrighted Materials

WBA employees are not allowed to reproduce and distribute any written materials without obtaining approval from the Chief Compliance Officer prior to use.

VI.                               COMPLIANCE — APPLICABLE TO ALL SUPERVISED PERSONS

A.                            Certificate of Receipt

You are required to acknowledge receipt of your copy of this Code and that you have read and understood this Code. A form for this purpose is attached to this Code as Exhibit I.

B.                            Annual Certificate of Compliance

You are required to certify upon your becoming a Supervised Person or the effective date of this Code, whichever occurs later, and annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that you have complied with all of the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings and transactions as required hereunder during the prior year. A form for this purpose is attached to this Code as Exhibit VI.

C.                            Remedial Actions

If you violate this Code, including filing a late, inaccurate or incomplete holdings or transaction report, you will be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (a) a warning; (b) demotion (which may be substantial); (c) withholding of salary and/or bonus; (d) suspension of employment (with or without pay); (e) termination of employment; or (f) referral to civil or governmental authorities for possible civil or criminal prosecution. If you are normally eligible for a discretionary bonus, any violation of the Code may also reduce or eliminate the discretionary portion of your bonus.

VII.                          RETENTION OF RECORDS

The Chief Compliance Officer will maintain, for a period of five years unless specified in further detail below, the records listed below. The records will be maintained at the offices of WBA in an easily accessible, but secured, place.

A.                                    A record of the names of persons who are currently, or within the past five years were, Access Persons of WBA, subject to this Code during that period.

B.                                    The Annual Certificates of Compliance signed by each Supervised Persons acknowledging receipt of copies of this Code and acknowledging they are subject to it and will comply with its terms. All Annual Certificates of Compliance for each Supervised Person must be kept for five years after the individual ceases to be a Supervised Person.

C.                                    A copy of each Code that has been in effect at any time during the five-year period.

D.                                    A copy of each report made by an Access Person pursuant to this Code, including any broker trade confirmations or account statements that were submitted in lieu of such persons’ quarterly transaction reports.

E.                                     A record of all known violations of the Code and of any actions taken as a result thereof, regardless of when such violations were committed.

F.                                      A record of any decision, and the reasons supporting the decision, to approve the acquisition of Initial Public Offerings or Limited Offerings by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted.

G.                                    A record of all reports made by the Chief Compliance Officer related to this Code.

VIII.                     DISCLOSURE OF CONFIDENTIAL INFORMATION.

Information about WBA funds, investors and clients (including former clients and investors), their identities, financial circumstances and holdings, is highly confidential. So is information about WBA’s securities recommendations, pending transactions, and portfolio holdings. All employees of WBA must keep confidential information in strict confidence. Confidential information, including any trade secrets or other proprietary information must not be disclosed to anyone outside WBA, including family members, except as required to effect securities transactions on behalf of a client or for other legitimate business purposes. In addition, this information should not be downloaded on to laptop computers that are used outside of WBA. You must observe this policy to safeguard any confidential information.

IX.                               NOTICES.

For purposes of this Code, all notices, reports, requests for clearance, questions, contacts, or other communications to the Chief Compliance Officer or the President shall be deemed to be delivered if delivered by hand to the Chief Compliance Officer or the President, respectively and as applicable.

X.                                    REVIEW.

This Code shall be reviewed by the Chief Compliance Officer on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to WBA or Supervised Persons. Supervised Persons are encouraged to contact the Chief Compliance Officer with any comments, questions or suggestions regarding implementation or improvement of the Code.

Exhibit I

WHITEBOX ADVISORS, LLC

ACKNOWLEDGMENT AND CERTIFICATION

PERSONAL INVESTMENT AND TRADING POLICY

STATEMENT ON INSIDER TRADING

AND

CODE OF ETHICS

Employee name:

Date:

I hereby certify to Whitebox Advisors, LLC (“WBA”) that:

(1)                                 I have received and reviewed WBA’s Code of Ethics (the “Code”), including, in particular, the Personal Investment and Trading Policy and the Statement on Insider Trading;

(2)                                 To the extent I had questions regarding any policy or procedure contained in the Code, I have received satisfactory answers to those questions from Mark Strefling, the Chief Compliance Officer;

(3)                                 I fully understand the policies and procedures contained in the Code;

(4)                                 I understand and acknowledge that I am subject to the Code;

(5)                                 I will comply with the policies and procedures contained in the Code at all times during my association with WBA and agree that the Code will continue to apply to me subsequent to the termination of my association with WBA in connection with: (1) transactions in Securities (as defined in the Code) with respect to which I possess material, nonpublic information that I obtained while I was associated with WBA and (2) transactions in Securities initiated, but not completed, prior to the termination of my association with WBA; and

(6)                                 I understand and acknowledge that if I violate any provision of the Code, I will be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (a) a warning; (b) demotion (which may be substantial); (c) withholding of salary and/or bonus; (d) suspension of employment (with or without pay); (e) termination of employment; or (f) referral to civil or governmental authorities for possible civil or criminal prosecution. If you are normally eligible for a discretionary bonus, any violation of the Code may also reduce or eliminate the discretionary portion of your bonus. /1/

I-1

Date:
Signature

Printed Name

/1/ The antifraud provisions of the United States securities laws reach insider trading or tipping activity worldwide which defrauds domestic Securities markets. In addition, the Insider Trading and Securities Fraud Enforcement Act specifically authorizes the SEC to conduct investigations at the request of foreign governments, without regard to whether the conduct violates United States law.

I-2

Exhibit II

WHITEBOX ADVISORS, LLC

INITIAL AND ANNUAL REPORT OF

PERSONAL SECURITIES HOLDINGS

(For Access Persons Only)

Name of employee:

Date:

Capitalized terms used in this report form are defined in Whitebox Advisors, LLC’s (“WBA”) Code of Ethics (the “Code”), including but not limited to the Personal Investment and Trading Policy and the Statement on Insider Trading. In accordance with the Code, within ten days after you become an Access Person, and no later than February 14 of each year thereafter, please provide: (1) a list of all Reportable Securities (this includes not only Reportable Securities held by brokers, but also Reportable Securities held at home, in safe deposit boxes, or by an issuer) for which you had direct or indirect Beneficial Ownership as of the Initial Report Date, and for annual reports, as of a date no earlier than the Annual Report Date; (2) the name and address of any Broker that maintained any account holding any Securities (note that these reports are not limited to Reportable Securities) for which you have direct or indirect Beneficial Ownership on the Initial Report Date or the Annual Report Date, as relevant, and the account numbers and names; and (3) an executed copy of the letter attached to the Code as Exhibit IV for each Broker that maintained any account holding any Securities (note that these reports are not limited to Reportable Securities) for which you have direct or indirect Beneficial Ownership on the Initial Report Date. Note: If you have no holdings to report, you must still submit a report, but can indicate that you have no accounts with a Broker at which Securities are held, and no Securities held other than with a Broker, by writing “none” in response to Items (4) and (5).

(1)	Name of employee:

(2)	If different than (1), name of the person in whose name the account is held:

(3)	Relationship of (2) to (1):

(4)	For each account, list the following information
(ATTACH A SEPARATE SHEET IF NECESSARY):

Name of Broker(s)

Telephone No. of Broker(s)

Account Number

II-1

(5)                       For each account, attach your most recent account statement listing Securities in that account. This information must be current as of a date no more than 45 days before this report is submitted. If you own Securities that are not listed in an attached account statement, list them below. If you do not, write “none” on Line 1.

	Name of Security	Symbol	Quantity	Value*

1.

2.

3.

4.

5.

*Including principal amount, if applicable.

(Attach separate sheet if necessary.)

I certify that this form and the attached statements (if any) constitute all of the Securities of which I have direct or indirect Beneficial Ownership.

I also certify that I have caused duplicate trade confirmations and account statements to be sent to Mark Strefling, the Chief Compliance Officer of WBA, for every brokerage account listed above that trades and, in the case of the annual report, has traded in Securities during the applicable period of time.

Signature

Printed Name

Date:

II-2

Exhibit III

WHITEBOX ADVISORS, LLC

QUARTERLY BROKERAGE ACCOUNT

AND NON-BROKER TRANSACTION REPORT

(For Access Persons Only)

Employee name:

For the Quarter:

Note: You must complete this report even if you have no transactions to report. Capitalized terms used in this report form are defined in WBA’s Code of Ethics (the “Code”), including but not limited to the Personal Investment and Trading Policy and the Statement on Insider Trading. In accordance with the Code, you must cause each Broker that maintains an account over which you have direct or indirect influence or control and that holds Reportable Securities for which you have direct or indirect Beneficial Ownership, to provide to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all transactions in the account and duplicate statements for the account, and you must report to the Chief Compliance Officer, within 30 days of the end of each calendar quarter, all transactions in Reportable Securities for which you have direct or indirect Beneficial Ownership effected without the use of a Broker.

I have requested that Mark Strefling, the Chief Compliance Officer, receive duplicate account statements and confirms on my behalf from the following brokers:

Date Account
Name	Broker	Account Number	Date/time period	Opened

B.            The following are Securities transactions that have not been reported and/or executed through a Broker (e.g., direct purchase of a Limited Offering) during the previous calendar quarter. (If none write “none” on the first line.)

		Security		Shares or
		Name/Ticker	Interest Rate/	Principal		Total
Date	Buy/Sell	Symbol/CUSIP	Maturity Date	Amount	Price	Value	Broker

III-3

By signing this document, I am certifying that I have caused duplicate trade confirmations and account statements to be sent to MarkStrefling, the Chief Compliance Officer of WBA, for every brokerage account that trades in Reportable Securities (as defined in the Code). This report should be filed NO LATER THAN 30 CALENDAR DAYS following the end of each calendar quarter.

If applicable, please initial here:

I have not (nor have any members of my immediate family or any family members in my household) opened any brokerage accounts for the [                  ] quarter of [                   ].

Date	Signature

Printed Name

********************

1.                                      Date. In the case of a market transaction, state the trade date (not the settlement date).

2.                                      Buy/Sell. State the character of the transaction (e.g., purchase or sale, exercise of option).

3.                                      Security Name/Ticker Symbol/CUSIP. State the name of the issuer and the class of the Security (e.g., common stock, preferred stock or designated issue of debt Securities) . In the case of the acquisition or disposition of a security futures contract or put, call option or other right on a Security, state the title of the Security subject to the future or option and the expiration date of the future or option.

4.                                      Interest Rate/Maturity Date. If a debt Security, state the interest rate, principal amount and maturity date.

5.                                      Shares or Principal Amount. State the number of shares of stock, the face amount of debt Securities or other units of other Securities. For security futures or options, state the amount of Securities underlying the future or option. If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire amount of Securities involved in the transaction. In such cases, you should also indicate the extent of your interest in the transaction.

6.                                      Price. State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution. In the case of an option, state the price at which it is currently exercisable. In the case of a security future, state the price at which it was opened and/or closed or at which you took delivery.

7.                                      Total Value. State the total value of the transaction.

8.                                      Broker. State the name of the broker, dealer or bank with or through whom the transaction was effected.

III-4

Exhibit IV

WHITEBOX ADVISORS, LLC

LETTER OF DIRECTION

Name of employee:

[NAME AND ADDRESS

of broker, bank, dealer or other institution]

Re:                             Notification of Account Approval

Dear Ladies and Gentleman:

We are providing this letter to you at the request of                                                                    , (the “Accountholder”), who is employed by or otherwise associated with Whitebox Advisors, LLC and who holds the account(s) listed below with your firm. Please accept this letter as confirmation that we are aware of and have authorized the Accountholder to maintain such account(s).

Account Name	Account Number

By his or her signature below, the Accountholder hereby requests that you forward duplicate monthly account statements and trade confirmations relating to the account(s) listed above to the following address:

Whitebox Advisors, LLC

Attention: Mark Strefling

3033 Excelsior Blvd., Suite 300

Minneapolis, MN 55416

Signature of Accountholder:

Printed Name:

Please direct any questions or comments you may have to my attention. I can be reached at 612-253-6018 or via email at mstrefling@whiteboxadvisors.com. Thank you for your cooperation.

Sincerely yours,

Mark Strefling

IV-1

Exhibit V

ACCESS PERSON TRADE PRE-CLEARANCE FORM

PLEASE USE A SEPARATE FORM FOR EACH INITIAL PUBLIC OFFERING OR LIMITED OFFERING

All terms capitalized but not defined herein have the meaning provided in the Code of Ethics.

Name of Access Person (please print)

Department		Supervisor	Telephone

Broker		Account Number	Telephone

☐ Buy ☐ Sell			Ticker Symbol

Quantity		Issue (Full Security Description)

Source of Idea (please explain where you learned of the investment opportunity):

IPO	Private Placement	Non-Exempt Debt
Security*

☐ Yes ☐ No	☐ Yes ☐ No	☐ Yes ☐ No

Approvals

This area reserved for Chief Compliance Officer use only

Trade Has Been		Date Approved

☐ Approved	☐ Not Approved

Legal / Compliance (if required)

* For preclearance to transact in non-exempt equity Securities, the Personal Trading Assistant system must be used.

V-1

Unless otherwise indicated, approvals are valid until the close of business on the day approval has been granted. Accordingly, GTC (good till canceled) orders are prohibited. If a trade is not executed by the close of business, you are required to submit a new preclearance form. It is each Access Person’s responsibility to comply with all provisions of WBA’s Code of Ethics (the “Code”), including the Personal Investment and Trading Policy and the Statement on Insider Trading. Obtaining preclearance satisfies the preclearance requirements of the Code with respect to Initial Public Offerings and Limited Offerings, but does not imply compliance with the Code’s other provisions.

Preclearance procedures apply to all WBA Access Persons and their Immediate Family (as defined by the Code) including: a) all accounts in the name of the Access Person’s spouse or minor children; b) all accounts in which any of such persons have a beneficial interest; and c) all other accounts over which any such person exercises any investment discretion. Please see the Code for the complete definition of Immediate Family.

By signing below, I certify the following: I agree that the above order is in compliance with the Code and is not based on knowledge of an actual Client order within the previous seven business days in the Security that is being purchased or sold, or knowledge that the Security is being considered for purchase or sale in one or more specific Client accounts, or knowledge of a change or pendency of a change of an investment management recommendation. I also acknowledges that I am not in possession of material, inside information pertaining to the Security or the issuer of the Security.

Access Person Signature	Date

Printed Name

PLEASE SEND A COPY OF THIS COMPLETED FORM TO MARK STREFLING, THE CHIEF COMPLIANCE OFFICER.

V-2

Exhibit VI

WHITEBOX ADVISORS, LLC

ANNUAL CERTIFICATION OF COMPLIANCE

(For All Supervised Persons)

Name of employee:

In accordance with the requirements of Whitebox Advisors, LLC’s Code of Ethics (the “Code”), including the Personal Investment and Trading Policy and the Statement on Insider Trading, I hereby certify that:

(1) I have disclosed, reported, or caused to be reported all holdings and transactions as required under the Code during that year; and

(2) for the year ended December 31, 20    , I have complied with all of the requirements of the Code during that year, except as follows directly below (if no exceptions apply, please initial here                        ; if exceptions apply, please describe below).

I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the Code has occurred.

Date:
Signature

Printed Name

VI-1

Exhibit VII

WHITEBOX ADVISORS, LLC

INITIAL REPORT OF OUTSIDE BUSINESS ACTIVITIES

In accordance with WBA policies and procedures, please indicate whether you engage in any outside business activities. Outside business activities include, but are not limited to, serving as owner, partner, trustee, officer, director, finder, referrer, or employee of another business organization for compensation, or any activity for compensation outside my usual responsibilities at WBA.(1)

(1) Compensation includes salaries, director’s fees, referral fees, stock options, finder’s fees, and anything of present or future value.

VII-1

☐            I do engage in outside business activities

☐            I do not engage in any outside business activities

If you indicated above that you do engage in outside business activities, please complete the following table (use additional paper if necessary):

Is the Business Entity
Related to a Publicly
Name of Business			Traded Company?
Entity	Summary of Outside Business Activity	Summary of Compensation	(Yes/No)

I certify that this form and any attachments are accurate and complete and constitute all of my outside business activities.

Signature

Date	Print Name

VI-1

Exhibit VII

WHITEBOX ADVISORS, LLC

EMPLOYEE GIFT LOG

In accordance with WBA policies and procedures, please provide a report of any business related gifts that you have received.

Receiving or providing excessive gifts or entertainment to others who may represent potential business is prohibited. Supervised Persons may accept only business-related meals, entertainment, gifts, or favors when the value involved is not significant and clearly will not create any appearance of a conflict of interest or an obligation to the donor. Each Supervised Person may accept gifts from a single giver (any firm or natural person associated with such firm) in amounts not exceeding $100 in any year. Such prohibition does not limit ordinary and usual business entertainment provided by a firm or its associated persons to Supervised Persons. Thus, when a firm or its associated persons are hosting Supervised Persons at an occasional meal, sporting event, theater production or comparable entertainment event, such events would not be subject to the $100 gift restriction so long as it is neither so frequent nor so extensive as to raise any question of propriety.

Before accepting anything with an assumed individual or aggregate value (other than in connection with ordinary and usual business entertainment as described above) from any outside business person in excess of $100 during any year — Supervised Persons must obtain the approval of the Chief Compliance Officer. Supervised Persons should note that NASD Rule 3060 prohibits brokers or their associated persons from giving gifts in excess of $100.

Date	Description of Gift	Giftor	Estimated Value of Gift

I certify that this form and any attachments are accurate and complete and constitute all gifts received.

Signature

Date	Print Name

App. 14-VII-1